Exhibit 99.1

Exicure, Inc. Announces Shareholders Approve the $8.7 Million Equity Financing and Reports Executive Management and Board Changes

CHICAGO, IL. – December 21, 2024 - Exicure, Inc. (Nasdaq: XCUR, “the Company”, “Exicure”), today announced that in connection with the change of control transaction approved by the stockholders at the Special Meeting of the Stockholders on December 17, 2024 (the “Change of Control”), the stockholders of the Company approved a second investment of $8.7 million from HiTron Systems Inc. (“HiTron”), a publicly listed company (KOSPI) in South Korea. This investment is expected to close within a few days depending on regulatory approvals. Also, as of December 19, 2024, the Board of Directors (the “Board”) of the Company changed the authorized number of directors comprising the Board to nine directors and appointed four new directors to the Board and Andy Yoo as Chief Executive Officer of the Company.

The total investment from HiTron will be $10 million after the initial investment of $1.3 million closed in November. The share issuance price for HiTron is $3 per share per the common stock purchase agreement that was signed in early November, and once the second investments closes, HiTron will become Exicure's largest shareholder, owning over 50% of the Company. On December 17, 2024, HiTron completed the acquisition of Exicure's management rights through the appointment of board members.

As disclosed in the 8-K filed on December 9, 2024, the Company Exicure secured $2 million through a share issuance from institutional investors. The Company plans to raise approximately $2.4 million in the near term through further capital increases. The total amount raised is expected to be around $15 million.

With these additional investments, the Company is positioned to focus on developing its core pipeline and pursuing strategic transactions. The Company is in discussions with a US therapeutics company and expects to provide an additional update in January.

As previously disclosed, on June 20, 2024, the Company was notified by The Nasdaq Stock Market LLC (“Nasdaq”) that the Company no longer satisfied the minimum $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market (the “Equity Requirement”). On December 17, 2024, the Company presented its plan to regain compliance with the Equity Requirement to a Nasdaq Hearings Panel (the “Panel”). With these recent investments, the Company believes that the funds raised will allow the Company to meet the requirements for Nasdaq continued listing and awaits a decision from the Panel.

About Exicure, Inc.

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. There can be no assurance regarding our ability to comply with the Panel’s decision and the applicable listing criteria by the deadline or thereafter. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual outcomes to differ materially from the outcomes expressed or implied by this report. Such risks include, among others, the possibility we will not be able to cure existing listing deficiencies, the possibility of additional deficiencies, the risk that the Company may not adequately comply with the terms of the Panel’s decision, and the risk that Nasdaq will ultimately delist the Company’s common stock. All such factors are difficult to predict and may be beyond the Company’s control. The Company undertakes no obligation and does not intend to update or revise any forward-looking statements contained herein, except as required by law or regulation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com

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